Exhibit 99.1

Ever-Glory Reports Full Year 2008 Financial Results

—2008 Total Net Sales Increased 38.6% to $97.5 Million—
—2008 Gross Profit Increased 40.6% to $15.9 Million—

Nanjing, China, March 23, 2009 – Ever-Glory International Group, Inc. (the “Company,” “Ever-Glory”) (NYSE Alternext US: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the year ended December 31, 2008.

Full Year 2008 Highlights

•	Total net sales increased 38.6% to $97.5 million
•	Gross profit increased 40.6% to $15.9 million
•	Operating income increased 2.9% to $7.5 million

Full Year 2008 Results

During the fiscal year ended December 31, 2008, net sales increased 38.6% to $97.5 million from $70.3 million in 2007.  The increase in our sales was primarily attributable to sales growth in our wholesale business to customers in the People’s Republic of China (PRC), Japan, Europe and the U.S. In addition, the Company received revenue contributions from the newly launched retail product “LA GO GO” in 2008.

Among the Company’s key geographic regions, European sales increased 31.1% to $52.9 million from $40.3 million, sales from the U.S. increased 16.7% to $16.9 million from $14.5 million, sales from Japan increased 51.3% to $16.6 million from $11.0 million and sales from China increased 66.1% to $7.6 million from $4.6 million in the prior year period.  Retail sales from LA GO GO, the Company’s branded retail division that launched in January 2008, contributed $3.5 million, or 3.6% of total net sales.

"We are very pleased to have reported such positive financial results for 2008," said Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory.  "Our 2008 performance reflected the notable progress we are making in both our wholesale and retail apparel operations.  In our wholesale business, we remain focused on mid-to-high end apparel casual wear, outerwear and sportswear production.  Sales in 2008 increased in all of our key geographic areas as we enjoyed new orders from both new and existing customers.  Our wholesale business remains dedicated to delivering quality products while remaining ahead of the competition in product development and overall innovation.  We are also very pleased with our retail strategy and the roll out of our LA GO GO stores.  During 2008, we opened 93 LA GO GO stores, each store generating average revenue of approximately $8,500 per month.  We believe that LA GO GO will become more meaningful to our revenue and add to our profitability in the coming years."

Gross profit in 2008 increased 40.6% to $15.9 million from $11.3 million a year ago.  Gross margin increased approximately 20 basis points to 16.3% in 2008, compared to 16.1% in 2007.  The slight increase in margin was primarily due to better control of manufacturing overhead and improvements in production efficiency.

Selling expenses increased to $2.0 million from $0.6 million in 2007.  This increase was primarily due to increased traveling expenses and marketing expenses incurred by the international sales force to obtain new customers, increased export expenses, and increased retail marketing expenses.  General and administrative expenses increased 89.0% to $6.4 million from $3.4 million in 2007.  The increase was due in part to the higher depreciation and amortization expenses related to new office facilities, and to additional costs to support the Company’s retail operations, as well as higher professional fees and expenses resulting from being a public company.  Income from operations for 2008 was $7.5 million representing an increase of 2.9% from operating income of $7.3 million in 2007.

For 2008, GAAP net income was $3.6 million, or $0.26 per diluted share, a decrease of 47.4% from $6.8 million, or $0.94 per diluted share in 2007.  GAAP net income results for 2008 include approximately $2.3 million, or $0.17 per diluted share, of non-cash expense related to the amortization issuance costs and discounts on convertible notes compared to $26 thousand, or $0.00 per diluted share, in 2007.  Excluding these non-cash expenses for 2008 and 2007, non-GAAP diluted earnings per share were $0.43 in 2008 compared to $0.94 in 2007 (see "About Non-GAAP Financial Measures" toward the end of this release).

During 2008, the $2 million secured convertible notes issued in August 2007 were converted into shares of the company’s common stock.

As of December 31, 2008, total annual production capacity was 12 million garment pieces, up from 9 million garment pieces at the end of 2007. The increase was due to increased out-sourcing volume.

Recent Events
In January 2009, the Company announced that it had opened 7 new retail LA GO GO stores bringing the total number of stores to 100.

In 2008, LA GO GO sales were 3.6% of total sales and are expected to grow to approximately 9.0% in 2009.

Business Outlook
For the first quarter of 2009, the Company anticipates total net sales of $20 to $25 million and net income of $1.0 to $1.2 million.  This compares to first quarter 2008 sales of $19.7 million and net income of $1.2 million.  For full year 2009, the Company anticipates total net sales between $120 and $135 million and net income between $5.8 to $6.5 million.  The full year revenue forecast is comprised of $110 to $120 million in expected wholesale revenue and $10 to $15 million in expected revenue from retail.

Mr. Kang continued, “Even in such a difficult economic environment, we are encouraged with the opportunities in our business moving forward. We anticipate growing revenue as we expand our wholesale and retail business, however given the current economic outlook, we expect some pricing pressure in our wholesale business that will likely result in a year-over-year decline in our gross margin.  We also believe operating expenses will trend higher as we intensify our efforts to secure additional orders from new and existing customers.

“We are working diligently to establish LA GO GO as a premier mid-end mass market brand for women.  Seven new LA GO GO stores have been opened this year and we believe a total of 80-100 stores can be opened in 2009. Our goal is to increase our per-store revenue average on a monthly basis and to establish positive same store sales trends.  We have a compelling opportunity to expand our wholesale business portfolio into higher class brands and expand our global customer base. Our core strengths will allow us to expand our competitive position in the marketplace..”

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the amortization of issuance costs and discounts on convertible notes issued by the Company. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that Ever-Glory’s management excludes when it internally evaluates the performance of Ever-Glory’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Ever-Glory. Accordingly, management excludes the expense arising from the amortization of issuance costs and discounts on convertible notes when making operational decisions. Ever-Glory believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Ever-Glory’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate Ever-Glory’s performance using the same methodology and information as that used by Ever-Glory's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment about which charges are excluded from the non-GAAP financial measure. However, Ever-Glory's management compensates for these limitations by providing relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income
	2008	2007
GAAP Net Income	$3,559,791	$6,765,249
GAAP Diluted EPS	$0.26	$0.94

Addition:
Non-Cash Expense for Convertible Notes:	$2,296,575	$25,503
Diluted EPS:	$0.17	$0.00

Non GAAP Net Income:	$5,856,366	$6,790,752
Non GAAP Diluted EPS:	$0.43	$0.94

Diluted Shares used in computation	13,489,769	7,244,062

Conference Call
Ever-Glory will be holding a conference call today at 8:30 a.m. ET, which will be hosted by Edward Kang, Chairman of the Board, President, and CEO, Yan Guo, Chief Financial Officer, and Angel Zhang, Vice President of Finance. To participate in the call, please dial #1-866-316-1365 (U.S) and #1-913-905-1086 (international). The conference call will also be broadcast live over the Internet and can be accessed at the Company’s web site at the following URL: http://www.everglorygroup.com.

A replay of the call will be available from March 23, 2009 through March 30, 2009 by calling #1-888-203-1112 (U.S) & #1-719-457-0820 (international); access code: 4738088. A webcast of the call will also be available on the Company’s web site at the following URL: http://www.everglorygroup.com.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Alternext US), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement
Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s products and projects, the Company’s continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company’s latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
In the U.S.:
Angel Zhang
Tel: +1-646-385-5222

In Asia:
Yan Guo
Tel: +86-25-5209-6222

Investor Relations:
In the U.S.:
Brian M. Prenoveau, CFA
ICR, Inc.
203-682-8200

In Asia:
Bill Zima & Annie Chen
Tel: +86-10-6599-7969

(Income Statement on the Following Pages)

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

NET SALES
To related parties	$681,167	$1,155,998
To third parties	96,790,515	69,179,385
Total net sales	97,471,682	70,335,383

COST OF SALES
From related parties	621,103	995,398
From third parties	80,948,413	58,030,867
Total cost of sales	81,569,516	59,026,265
(Including depreciation of $222,681 and $400,584 for the years ended December 31, 2008 and 2007, respectively)

GROSS PROFIT	15,902,166	11,309,118

OPERATING EXPENSES
Selling expenses	1,966,926	593,570
General and administrative expenses	6,390,180	3,381,108
Total Operating Expenses	8,357,106	3,974,678

INCOME FROM OPERATIONS	7,545,060	7,334,440

OTHER INCOME (EXPENSES)
Interest income	227,090	174,036
Interest expense	(2,858,168)	(424,448)
Other income	34,952	25,708
Other expenses	(302,200)	(91,805)
Total Other Income (Expenses)	(2,898,326)	(316,509)

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	4,646,734	7,017,931

INCOME TAX EXPENSE	(1,091,006)	(252,682)

INCOME BEFORE MINORITY INTEREST	3,555,728	6,765,249

MINORITY INTEREST	4,063	-

NET INCOME	3,559,791	6,765,249

Net income per share - basic	$0.30	$0.99

Net income per share - diluted	$0.26	$0.94

Weighted average number of shares outstanding during the year - basic	11,895,048	6,865,482

Weighted average number of shares outstanding during the year - diluted	13,489,769	7,244,062